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                         DREAMWORKS ANIMATION SKG, INC.
                               1000 FLOWER STREET
                               GLENDALE, CA 91201


                              As of October 8, 2004


Ann Daly
c/o Munger, Tolles & Olsen LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071
Attn: Rob Knauss

Dear Ann:

      Upon the date ("Effective Date") of the closing ("Closing") of the initial public offering ("IPO") of DreamWorks Animation SKG, Inc. ("Studio"), Studio agrees to employ you and you agree to accept such employment upon the terms and conditions set forth below. In the event the Closing fails to occur for any reason by June 28, 2005,this agreement ("Agreement") shall be null and void:

      1. TERM. The term of your employment hereunder shall commence on the Effective Date and shall continue for a period of five (5) years thereafter. This period shall hereinafter be referred to as the "Employment Term".

      2.    DUTIES/RESPONSIBILITIES/REPORTING.

      a. General. Your title shall be "Chief Operating Officer" of Studio. You shall have such duties and responsibilities as are consistent with the traditional position of Chief Operating Officer of publicly traded major entertainment and media corporations.

      b. Services. During the Employment Term you shall render your exclusive full time business services to Studio and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the Chief Executive Officer of Studio, all as hereinafter set forth.

      c. Reporting. You shall report to Jeffrey Katzenberg ("Katzenberg"); provided that if Katzenberg is not actively involved in the business of Studio or otherwise incapable of involvement in the day-to-day business of Studio, including by reason of death or disability, then you shall report to the individual (who will be Katzenberg's successor) designated by the Board of Directors of Studio to assume such duties.

      3. EXCLUSIVITY. You shall not during the Employment Term perform services for any person, firm or corporation (hereinafter referred to collectively as a "person") without the prior written consent of Studio and will not engage in any activity which would

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interfere with the performance of Studio's services hereunder, or become financially interested in any other person engaged in the production, distribution or exhibition of motion pictures or television programs (including, without limitation, motion pictures produced for, distributed to or exhibited on free, cable, pay, satellite and/or subscription television, music and/or interactive), anywhere in the world. Nothing contained herein shall prevent you from owning publicly traded minority stock interests not to exceed five percent (5%), limited partnership interests or other passive investment interests in businesses performing any of the aforesaid activities.

      4.    COMPENSATION.

            a. Base Salary. For all services rendered under this Agreement, Studio will pay you a yearly base salary rate of One Million Dollars ($1,000,000) for each full year of the Employment Term, payable in accordance with Studio's applicable payroll practices ("Base Salary").

            b.    Equity-Based Compensation.

            (i) It is Studio's present expectation, subject to the approval of the compensation committee of the Board of Directors of Studio (the "Compensation Committee"), that immediately prior to the Closing, you will receive a grant of fully vested DreamWorks LLC Phantom E Interests (the "Phantom E Interests") that, upon the Closing, will be converted into fully vested shares of Studio Class A Common Stock, par value $0.01 per share ("Shares"), that will have an aggregate value as of the IPO pricing date of $5,700,000 (or, in lieu of Shares, such other form of equity-based compensation as the Compensation Committee may determine). In the event that the Closing fails to occur for any reason by June 28, 2005, then the Phantom E Interests will be automatically canceled and you will be entitled to no payments or benefits with respect thereto.

            (ii) It is Studio's present expectation, subject to the approval of the Compensation Committee, that, upon the pricing date of the IPO, you will receive, pursuant to the equity compensation plan to be adopted by Studio (the "Plan"), stock options with respect to Studio's Class A common stock ("Options") having a grant-date value of $1,990,000 and restricted shares of Studio's Class A common stock ("Restricted Stock") having a grant-date value of $5,450,000 (or, in lieu of Options and Restricted Stock, such other form of equity-based compensation as the Compensation Committee may determine) (the "Initial Grants"). In the event that the Closing fails to occur for any reason by June 28, 2005, then the Initial Grants will be automatically canceled and you will be entitled to no payments or benefits with respect thereto.

            (iii) While you remain employed hereunder, commencing in 2005, in lieu of receiving a larger base salary than the amount set forth in paragraph 4.a. of this Agreement, you will be entitled to receive annual equity awards of Options and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine) having an aggregate grant-date value of $500,000. In the event that such awards consist of Options and Restricted Stock, they shall be evenly divided between Options and Restricted Stock based on their grant-date values. For the avoidance of doubt,

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the initial grant of such annual awards shall be guaranteed and not subject to further approval by the Compensation Committee, but the vesting of such Options and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine) shall be subject to vesting conditions (including achievement of performance goals) as referred to below.

            (iv) You will also be eligible, while you remain employed hereunder, commencing for the year 2005 (with the amount of the award for 2005 anticipated to be determined in the first quarter of 2006), subject to annual approval by the Compensation Committee, to receive annual awards of Options and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine). It is Studio's present expectation that such annual awards will have an aggregate grant-date value, depending on company performance, ranging between $750,000 (bonus target) and $1,500,000 (in the case of superior company performance). In the event that such awards consist of Options and Restricted Stock, they shall be divided, as determined by the Compensation Committee, between Options and Restricted Stock. These annual awards shall be in lieu of annual cash bonuses in the event the Compensation Committee does not pay cash bonuses to Studio's most senior executives; provided that if the Compensation Committee does elect to pay such cash bonuses in addition to such annual awards, such awards shall also be in addition to any cash bonuses granted by the Compensation Committee.

            (v) In addition, you will be eligible, while you remain employed hereunder, commencing in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of Options and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine). It is Studio's present expectation that such annual awards will have an annual aggregate grant-date value targeted at $2,500,000. In the event that such awards consist of Options and Restricted Stock, they shall be divided, as determined by the Compensation Committee, between Options and Restricted Stock.

            (vi) All Options and Restricted Stock (and any other equity-based awards) referred to in this Paragraph 4.b will (x) be valued using a method or methods (including where appropriate a Black-Scholes or other fair value method) as determined by the Compensation Committee from time to time (and, in the case of the Initial Grants, taking into account the IPO price to the public without regard to the underwriters' discount), (y) become fully vested, exercisable (if applicable) and nonforfeitable within a period not to exceed seven (7) years from the date of the Initial Grant or four (4) years from the date of any other grant in a manner determined by the Compensation Committee, and will be contingent on both the continuing performance of services to Studio (subject to Paragraphs 9, 10, 11, 12 and 13) and the achievement of performance goals as established by the Compensation Committee from time to time, and (z) otherwise be subject to such terms and conditions as may be set forth in the Plan or determined by the Compensation Committee from time to time. Notwithstanding the foregoing, any performance based Initial Grants may, in the discretion of the Compensation Committee, have a vesting schedule that ends in the first quarter of 2012.Upon the expiration of the Employment Term (i.e., five (5) years

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after the Effective Date) but only if your employment hereunder has not been terminated earlier, (x) you will be entitled to all equity based compensation vested as of such date, and (y) provided Studio does not continue to employ you and solely with respect to any grant of equity based compensation previously awarded to you that is subject to cliff vesting (i.e., is not eligible for vesting prior to the end of the applicable four- or seven-year period), you will have the opportunity, on the previously established vesting date for such grant and provided that all the terms and conditions of such grant (including any performance-based criteria) have been satisfied, to vest in the portion of such grant that would have been eligible for vesting prior to the expiration of the Employment Term if such grant had been eligible for 25% vesting in the case of a four year grant or 14-2/7% vesting in the case of a seven year grant on each of the anniversaries of such grant.

      5. BENEFITS. In addition to the foregoing, you shall be entitled to participate in such other, medical, dental and life insurance, 401(k), pension and other benefit plans as Studio may have or establish from time to time for its most senior executives. During the Employment Term, unless earlier terminated as set forth below, you shall be entitled to utilize the Studio corporate jet for business-related air travel (subject to Studio policy), you shall be entitled to coverage in accordance with Studio's standard leave of absence policy and you shall be entitled to vacation days and/or personal days to be taken subject to the demands of Studio (as determined by Studio) and consistent with the amount of days taken by other senior level executives; provided, however, no vacation time will be accrued during the Employment Term. The foregoing, however, shall not be construed to require Studio to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.

      6. BUSINESS EXPENSES. Studio shall reimburse you for business expenses on a regular basis in accordance with its policy regarding the reimbursement of such expenses for executives of like stature to you (including travel, at Studio's request, [which, in accordance with company policy, is currently first class], a car and/or cellular phone and including the reimbursement or direct payment of business phone expenses on a regular basis in accordance with Studio's policy regarding the reimbursement or payment of such expenses for executives of like stature to you). Studio will provide you with a monthly car allowance of One Thousand Dollars ($1,000), which shall be administered in accordance with Studio's then-current policy for similarly situated executives.

      7. INDEMNIFICATION. You shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney's fees of counsel selected by you, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by you (all such indemnification to be on an "after-tax" or "gross-up" basis) which arises, directly or indirectly, in whole or in part out of any alleged or actual conduct, action or inaction on your part in or in connection with or related in any manner to your status as an employee, agent, officer, corporate director, member, manager, shareholder, partner of, or your provision of services to, Studio or any of its affiliated entities or any entities to which you are providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder including reasonable

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attorneys' fees shall be promptly advanced by Studio until such time, if ever, as it is determined by final decision pursuant to Paragraph 24 below that you are not entitled to indemnification hereunder (whereupon you shall reimburse Studio for all sums theretofore advanced).

      8.    COVENANTS.

      a. Non-Competition. You acknowledge and agree that due to the unique and intellectual nature of your services and due to your familiarity with the confidential strategies, creative concepts, proprietary animation techniques and technology, market studies, marketing and other confidential information of Studio, including information that you will develop for Studio, it will be impossible for you to perform animation services for any other animation employer or animation division of an employer or animation division of a production or entertainment company for some time after the termination of your services with Studio without necessarily using confidential information and techniques of Studio; and you further agree that it would be impossible for you to discharge your duty to use your best efforts to assist such other entity without breaching your duties of confidentiality to Studio, provided, however, that nothing herein shall prevent you from being in charge of an entertainment company that has an animation division. Accordingly, to the extent permitted by California law, you agree that for one (1) year after your services to Studio terminate for any reason (subject to Paragraphs 12 and 13 below), you shall not perform any services related to animation for any other entity (including any entity owned or controlled in whole or in part by you) or assist any other person or entity to engage in such services. You agree that this restriction shall not prevent you from obtaining employment, including employment in the film or entertainment industries in areas other than animation, and that this restriction is reasonable and necessary to protect legitimate interests of Studio unless otherwise provided by California law.

      b. Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for any benefit of any third party, any trade secret or other confidential information of Studio or any of its affiliates (except as may required by law or in the performance of your duties hereunder consistent with Studio's policies) and that you will comply with any confidentiality obligations of Studio known by you to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you.

      c. Studio Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment and any works in progress, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or

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developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent that you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 8.c is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its affiliates being your employer.

      d. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Studio or any of its affiliates shall remain the exclusive property of Studio. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, Studio reserves the right, to the extent required by law, and in addition to any other remedy Studio may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to Studio or any of its affiliates at the time of or subsequent to the termination of your employment with Studio, and (ii) the value of Studio property which you retain in your possession after the termination of your employment with Studio following Studio's written request for such item(s) return and your failure to return such items within thirty (30) day of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

      e. Promise Not To Solicit. You will not, during the period of the Employment Term or for the period ending two (2) years after the earlier of expiration of the Employment Term or your termination hereunder, induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of Studio (or those of any of its affiliates) to stop working for, contracting with or representing Studio or any of its affiliates or to work for, contract with or represent any of Studio's (or its affiliates') competitors.

      9.    INCAPACITY.

      a. In the event you are unable to perform the services required of you hereunder as a result of a physical or mental disability and such disability shall continue for a period of ninety (90) or more consecutive days or an aggregate of four (4) or more months during any

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twelve (12) month period during the term hereof, Studio shall have the right, at its option and subject to applicable state and federal law, to terminate your employment hereunder, and Studio shall only be obligated to pay you (a) 50% of the specified Base Salary for the remainder of the then current Employment Term, but not to exceed two (2) years, and (b) any additional compensation (including, without limitation, any grants of equity-based compensation made to you on or prior to the date of termination (it being understood you will not be entitled to receive any grants of equity-based compensation thereafter) as determined pursuant to Paragraph 9.b, car allowance which has accrued prior to your termination, and expense reimbursement for expenses incurred prior to your termination) earned by you prior to the termination of your employment. Notwithstanding the foregoing sentence, you further will be entitled to continuation of medical, dental, life insurance and other benefits for a period of twelve (12) months after termination of your employment pursuant to this paragraph (but not to exceed the end of the then current Employment Term). Whenever compensation is payable to you hereunder, during or with respect to a time when you are partially or totally disabled and such disability (except for the provisions hereof) would entitle you to disability income or to salary continuation payments from Studio according to the terms of any plan now or hereafter provided by Studio or according to any policy of Studio in effect at the time of such disability, the compensation payable to you hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to you by an insurance company under an insurance policy paid for by Studio, the compensation payable to you hereunder shall be inclusive of the amounts paid to you by said insurance company and shall not be in addition thereto.

      b. Unless otherwise specified in the Plan or in the agreement evidencing the grant, in each case as of the date of the grant, after termination of employment your grants of equity-based compensation will be determined as follows. Your rights to receive or exercise the awards provided by the grants will be determined after the end of the performance period specified in the grant, or satisfaction of such other criteria pursuant to the Plan, subject to the applicable performance or other criteria, as if you had continued to remain employed with Studio throughout such performance period. You will be entitled to receive or exercise a ratable portion of the amount of each award determined in the preceding sentence, calculated by multiplying such amount by a fraction, the numerator of which is the sum of (i) your actual period of service in months through the date of termination plus (ii) the lesser of (A) twelve
(12) months or (B) 50% of the remaining Employment Term in months determined as of the date of termination (but in no event will the numerator exceed the denominator), and the denominator of which is the total performance period in months specified in the grant. The balance of such awards will be forfeited. Subject to this Paragraph 9.b and to the other terms and conditions of the grants, all Options and any similar equity-based awards will remain exercisable for the remaining term of the grant.

      10. DEATH. If you die prior to the end of the Employment Term, this Agreement shall be terminated as of the date of death and your beneficiary or estate shall be entitled to receive (a) your Base Salary accrued to date and for 12 months thereafter, but not to exceed the end of the then current Employment Term, (b) equity-based compensation to be determined in the same manner and at the same time as provided in Paragraph 9.b, under

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and in accordance with any stock plan of Studio, and (c) all other benefits pro-rated up to the date on which the death occurs.

      11. TERMINATION FOR CAUSE. Studio shall have the right to terminate this Agreement at any time for cause. As used herein, the term "cause" shall mean (i) misappropriation of any material funds or property of Studio or any of its related companies; (ii) failure to obey reasonable and material orders given by the Chief Executive Officer of Studio or by the board of directors of Studio;
(iii) any material breach of this Agreement by you; (iv) conviction of or entry of a plea of guilty or nolo contendre to a felony or a crime involving moral turpitude; (v) any willful act, or failure to act, by you in bad faith to the material detriment of Studio; or (vi) material non-compliance with established Studio policies and guidelines (after which you have been informed in writing of such policies and guidelines and you have failed to cure such non-compliance); provided that in each such case (other than (i) or (iv) or a willful failure in (ii) or repeated breaches, failures or acts of the same type or nature) prompt written notice of such cause is given to you by specifying in reasonable detail the facts giving rise thereto and that continuation thereof will result in termination of employment, and such cause is not cured within ten (10) business days after receipt by you of the first such notice. If you are terminated as set forth in this Paragraph 11, then payment of the specified Base Salary and any additional noncontingent cash compensation (including, without limitation, any equity-based compensation which has vested and expense reimbursement for expenses incurred prior to your termination) theretofore earned by you shall be payment in full of all compensation payable hereunder. If Studio terminated you hereunder, then you shall immediately reimburse Studio for all paid but unearned sums.

      12. INVOLUNTARY TERMINATION. Studio may terminate your employment other than for cause or on account of incapacity, in which case you will receive continuation of Base Salary and benefits as specified herein, until the end of the Employment Term. In the event that cash bonuses have been paid, you shall also be entitled to receive through the end of the Employment Term an annual cash amount equal to the average annual cash bonuses that have been paid to you, if any (e.g., if you are terminated pursuant to this Paragraph 12 after three and one-half (3-1/2) years of employment, the annual cash bonus payable to you at the end of each of years four and five will be an amount equal to the aggregate of the cash bonuses, if any, paid to you at the end of years one, two and three divided by the number of full years of your employment prior to termination [i.e., three (3), in this example]). In the event of termination of your employment without cause pursuant to this Paragraph 12, all the equity based compensation specified in Paragraph 4.b hereof held by you shall accelerate vesting (on the basis that any mid-range or "target" goals rather than premium goals are deemed to have been achieved) and will, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant; however, you will not be entitled to receive any future equity-based compensation. If your services are terminated pursuant to this paragraph, (a) you shall not be obligated to secure other employment to mitigate damages incurred by Studio or any payment due you as a result of your termination hereunder, and (b) the provisions of Paragraph 8.a shall not apply. You agree that you will have no rights or remedies in the event of your termination without cause other than those set forth in the Agreement to the maximum extent required by law.

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      13.   TERMINATION FOR GOOD REASON. You shall be entitled to terminate this
Agreement at any time for "good reason." As used herein, the term "good reason" shall mean only: (i) any material breach of this Agreement by Studio, (ii) any diminution in title; (iii) any time that Studio shall direct or require that you report to any person other than the Chief Executive Officer; or (iv) any time that Studio shall direct or require that your principal place of business be anywhere other than the Los Angeles area. Notwithstanding anything to the contrary contained herein, you will give Studio written notice prior to terminating this Agreement pursuant to the foregoing, setting forth the exact nature of any alleged breach and the conduct required to cure such breach.
Studio shall have thirty (30) days from the receipt of such notice within which to cure. In the event of your voluntary termination for good reason, you shall be entitled to the payments, benefits (including the post-term assumption of the applicable benefits) and equity-based compensation proved under Paragraph 12 for involuntary termination without cause. If your services are terminated pursuant to this paragraph, (a) you shall not be obligated to secure other employment to mitigate damages incurred by Studio or any payment due you as a result of your termination hereunder, and (b) the provisions of Paragraph 8.a shall not apply. You agree that you will have no rights or remedies in the event of your termination for good reason other than those set forth in the Agreement to the maximum extent allowed by law.

      14. NAME/LIKENESS. During the Employment Term, Studio shall have the right to use your name, biography and likeness in connection with its business as follows: You shall promptly submit to Studio a biography of yourself. Provided that you timely submit such biography, Studio shall not use any other biographical information other than contained in such biography so furnished, other than references to your prior professional services and your services hereunder, without your prior approval (which approval shall not be unreasonably withheld). If you fail to promptly submit a biography, then you shall not have the right to approve any biographical material used by Studio. You shall have the right to approve any likeness of you used by Studio. Nothing herein contained shall be construed to authorize the use of your name, biography or likeness to endorse any product or service or to use the same for similar commercial purposes.

      15. SECTION 317 AND 508 OF THE FEDERAL COMMUNICATIONS ACT. You represent that you have not accepted or given, nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Studio for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Studio and/or any of its affiliates.

      16. EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Studio is an equal opportunity employer. You agree that you will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

      17. NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either

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party, and in the case of Studio, to the attention of the General Counsel of
Studio. A courtesy copy of any notice to you hereunder shall be sent to Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, CA 90071-1560, Fax: (213) 683-5137, Attn: Rob Knauss. Any notice given by mail shall be deemed to have been given three (3) business days following such mailing.

      18. ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio may assign this Agreement or all or any part of its rights hereunder to any entity which acquires all or substantially all of the assets of Studio and this Agreement shall inure to the benefit of such assignee, provided your duties do not materially change.

      19. CALIFORNIA LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

      20. NO IMPLIED CONTRACT. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment or any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

      21. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

      22. VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the "Applicable Provision") is so adjudged void or unenforceable, you and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 24 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

      23. SURVIVAL MODIFICATION OF TERMS. Your obligations under Paragraph 8 hereof shall remain in full force and effect for the entire period provided therein, notwithstanding the termination of the Employment Term pursuant to Paragraph 11 hereof or otherwise. Studio's obligations under Paragraphs 6 (with respect to expenses theretofore incurred) and 7 hereof shall survive indefinitely the termination of this Agreement

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regardless of the reason for such termination. Further, Paragraphs 4.b(vi), 9,
10, 12 and 13 will continue to govern your entitlement, if any, to benefits and equity based compensation after the termination of the Employment Term, and paragraph 24 will continue to govern any Claims (as defined below) by one party against the other.

      24. ARBITRATION OF DISPUTES. Any controversy or claim by you against Studio or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of you by Studio which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against you by Studio (individually and/or collectively, "Claim[s]") shall be submitted to an impartial mediator ("Mediator") selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, "Rules") by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party's showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. You acknowledge and agree that you are familiar with and fully understand the need for preserving the confidentiality of Studio's agreements with third parties and compensation of Studio's employees. Accordingly, you hereby agree that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to your agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, you and/or your representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or you. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator's decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should you or Studio pursue any Claim covered by this Paragraph 24 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable outside attorneys' fees incurred as a result of such action. The provisions contained in this Paragraph 24 shall survive the termination of your employment with Studio. Notwithstanding anything set forth above, you agree that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Paragraphs 3 and 8, above) may result in irreparable injury to Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

      25. CHANGE OF CONTROL. In the event of a "change of control", all equity-based compensation held by you shall accelerate vesting (on the basis that any mid-range or "target" goals rather than premium goals are deemed to have been achieved) and, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant.

      a. For purposes of this Agreement, "change of control" shall mean the occurrence of any of the following events, not including any events occurring prior to or in connection with the Closing (including the occurrence of the Closing):

            (i) during any period of fourteen (14) consecutive calendar months, individuals who were directors of Studio on the first day of such period (the "Incumbent Directors") cease for any reason to constitute a majority of the Board of Directors of Studio (the "Board"); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by Studio's stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (each, a "Person"), in each case other than the management of Studio, the Board or the holders of Studio's Class B common stock par value $0.01;

            (ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Studio or
(y) any of its Subsidiaries, but in the case of this clause (y) only if Studio Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a "Reorganization") or (B) the sale or other disposition of all or substantially all the assets of Studio to an entity that is not an Affiliate (a "Sale"), in each such case, if such Reorganization or Sale requires the approval of Studio's stockholders under the law of Studio's jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Studio in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the "beneficial owners" (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board ("Studio Voting Securities") outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns Studio or all or substantially all Studio's assets either directly or through one or more subsidiaries) (the "Continuing Corporation") in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Studio Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than Studio),
(2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

            (iii) the stockholders of Studio approve a plan of complete liquidation or dissolution of Studio; or

            (iv) any Person, corporation or other entity or "group" (as used in Section 14(d)(2) of the Exchange Act) (other than (A) Studio, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Studio or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of Studio in substantially the same proportions as their ownership of the voting power of Studio Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of Studio representing 20% or more of the combined voting power of Studio Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of Studio Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a change of control: (x) any acquisition directly from Studio or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Studio or an AFFILIATE.

      b. In the event that it is determined that any payment (other than the Gross-Up Payments provided for in this Paragraph 25.b) or distribution by Studio or any of its affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in the ownership or effective control" of Studio, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then you will be entitled to receive (or have paid to the applicable taxing authority on your behalf) an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain (or receive the benefit of a payment to the applicable taxing authority of) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, you will be considered to pay (i) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (ii) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

      26. MISCELLANEOUS. You agree that Studio may deduct and withhold from your compensation hereunder the amounts required to be deducted and withheld under the provisions of the Federal and California Income Tax Acts, Federal Insurance Contributions Act, California Unemployment Insurance Act, any and all amendments thereto, and other statutes heretofore or hereafter enacted requiring the withholding of compensation. All of Studio's obligations in this Agreement are expressly conditioned upon you completing and delivering to Studio an Employment Eligibility Form ("Form I-9") (in form satisfactory to Studio) and in connection therewith, you submitting to Studio original documentation demonstrating your employment eligibility.

      If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                           Very truly yours,

                                           DREAMWORKS ANIMATION SKG, INC.


                                           By: /s/ Katherine Kendrick
                                               ---------------------------------
                                           Its: General Counsel
                                                --------------------------------
ACCEPTED AND AGREED AS OF THE
DATE FIRST ABOVE WRITTEN:



/s/ Ann Daly
---------------------------------
ANN DALY